EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 18, 2011, in the Registration Statement (Form S-4 No. 333-175523) and related Prospectus of Acadia Healthcare Company, Inc. for the registration of 5,297,022 shares of its common stock and to the incorporation by reference of our report dated August 18, 2011, with respect to the consolidated financial statements of Acadia Healthcare Company, LLC in the Post-Effective Amendment No. 1 to Form S-4 on Form S-8 relating to the offer and sale of certain shares of common stock.

/s/ BDO USA, LLP

Boston, MA

November 1, 2011